Exhibit 10.1

ADDENDUM TO PROMISSORY NOTE

This Amendment (the “Amendment”) is entered into as of March 26, 2026, by and between ETTS AI Investment LLC, a Nevada limited liability company (the “Borrower” or “ETTS”), and iPower Inc., a Nevada corporation (the “Holder” or “IPW”). This Amendment amends Section 8 of the Promissory Note dated February 1, 2026 titled “Change of Control.”

1.	Amendment to Section 8 – Change of Control

Section 8 of the Note is hereby amended and restated in its entirety as follows:

8.   CHANGE OF CONTROL. Upon the occurrence of any Change of Control of IPW, this Note shall automatically become void and of no further force or effect, and no further amounts shall be due or payable by any party under the Note as of the closing of such Change of Control.

For purposes of this Section 8, “Change of Control” shall mean the occurrence of any of the following events:

(a)  the acquisition by any person or group, directly or indirectly, of more than fifty percent (50%) of the voting power of IPW, or the sale, transfer, or other disposition of all or substantially all of IPW’s assets;

(b)   any material change in the composition of IPW’s executive management or board of directors, including the replacement of a majority of the members of the board of directors or senior executive officers, that results in a change in control, governance, or operational oversight of IPW;

(c)   any material change in IPW’s business model, core operations, or strategic direction that materially and adversely affects IPW’s ability to perform its obligations or continue its existing supply relationship with Global Product Marketing, Inc., a company owned by ETTS; notwithstanding which any additions or expansions to IPW’s existing operations shall not be considered a material change;

(d)     any spin-off, carve-out, sale, transfer, outsourcing, assignment, or other disposition of any material portion of IPW’s supply chain, including but not limited to manufacturing, sourcing, procurement, logistics, or supplier relationships, that materially impacts IPW’s ability to supply products or services in the ordinary course of business.

2.	Effect of Amendment

Except as expressly amended by this Amendment, all other terms and provisions of the Note shall remain unchanged and in full force and effect.

3.	Counterparts

This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

ETTS AI Investment LLC

By: /s/ Stanley Wu

Name: Stanley Wu

Title: Member

iPower Inc.

By: /s/ Chenlong Tan

Name: Chenlong Tan

Title: Chief Executive Officer